Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES THIRD QUARTER RESULTS

MEDWAY, MA, October 21, 2008 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its third quarter ended September 27, 2008.

Net sales for the third quarter of 2008 were $35.8 million compared to $32.6 million for the corresponding 2007 period. The Company reported net income for the third quarter of 2008 of $.3 million, or $0.02 per diluted share, compared to $4.6 million, or $0.26 per diluted share, reported for the corresponding 2007 period.

For the nine months ended September 27, 2008, net sales increased to $108.7 million compared to $102.0 million for 2007. Net income for the nine months ended September 27, 2008 was $1.8 million, or $0.10 per diluted share, compared to net income of $6.8 million, or $0.38 per diluted share, for 2007.

During the third quarter of 2007, the Company reevaluated, in accordance with SFAS 109, the need for the remaining deferred tax valuation allowance originally established in 2002 and, based on this review, substantially reduced the reserve as of September 29, 2007. The reduction of the tax valuation allowance increased net income by $5.2 million, or $0.29 per diluted share, for the quarter and nine months ended September 29, 2007. The 2007 results also included third quarter pre-tax charges of approximately $1,650,000, or $0.05 per diluted share (after tax), for the relocation of our Owatonna, Minnesota facility (about $550,000 included in Cost of Sales), the estimated cost to repair certain treadmills built prior to 2002, and asset write-downs.

John Aglialoro, Chairman and CEO stated, “Given the current global economic environment, we are pleased with the Q3 results. While general economic conditions make short term results difficult to predict, we maintain a positive focus over the longer term. We continue to introduce new products, an important factor in continuing sales growth. CYBEX expects to ship Next Generation Arcs, a new home Arc, a totally improved commercial bike, and expanded video display products by the end of Q4. ”

The Company will hold a conference call today. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexintl.com. Under the category Company, click on Press, scroll to bottom and select Q3 Earnings Release Conference Call.

About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user — from the professional athlete to the first-time exerciser — to improve daily human performance. For more information on CYBEX and its product lines, please visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2007, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2008.

- Financial Tables to Follow -

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007
Net sales	$35,753	$32,585	$108,669	$102,001
Cost of sales	24,202	22,083	72,290	66,400

Gross profit	11,551	10,502	36,379	35,601
As a percentage of sales	32.3%	32.2%	33.5%	34.9%
Selling, general and administrative expenses	10,600	11,354	32,240	32,530

Operating income (loss)	951	(852)	4,139	3,071
Interest expense, net	306	422	931	584

Income (loss) before income taxes	645	(1,274)	3,208	2,487
Income taxes (benefit)	305	(5,833)	1,422	(4,271)

Net income	$340	$4,559	$1,786	$6,758

Basic net income per share	$0.02	$0.26	$0.10	$0.39

Diluted net income per share	$0.02	$0.26	$0.10	$0.38

Shares used in computing basic net income per share	17,560	17,340	17,439	17,291

Shares used in computing diluted net income per share	17,660	17,876	17,566	17,883

-more-

CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	September 27, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,507	$609
Accounts receivable, net	18,897	21,015
Inventories	14,068	13,803
Prepaid expenses and other	2,056	1,970
Deferred tax asset	4,325	4,325

Total current assets	40,853	41,722
Property and equipment, net	35,854	34,089
Goodwill	11,247	11,247
Deferred tax asset	9,369	10,718
Other assets	303	353

	$97,626	$98,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$1,520	$2,628
Accounts payable	6,930	7,021
Accrued expenses	13,704	13,887

Total current liabilities	22,154	23,536
Long-term debt	15,373	16,322
Other liabilities	3,083	3,229

Total liabilities	40,610	43,087
Stockholders’ equity	57,016	55,042

	$97,626	$98,129

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